Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO AGREEMENT (this “Amendment”) is entered into effective as of April 6, 2015 by and between InnerWorkings, Inc., a Delaware corporation (the “Company”), and Ronald C. Provenzano (the “Executive”).

WHEREAS, the Company and Executive are parties to an agreement dated August 23, 2012 (the “Agreement”); and

WHEREAS, the parties now desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	The first word of the second sentence of Section 4(b) of the Agreement is deleted and replaced with the following phrase:

“Except as otherwise provided in Section 4(c) of this Agreement, if”

2.	The final paragraph of Section 4(b) is deleted.

3.	The following new Sections 4(c) and 4(d) are inserted immediately following Section 4(b):

“(c) Upon the occurrence of a Qualifying Termination (as defined below), Executive shall be entitled to immediate vesting of all outstanding equity-based awards (including immediate vesting at the target level of performance for equity-based awards which would otherwise vest based on performance).

(i) For purposes of this Agreement, a ‘Qualifying Termination’ means a termination of Executive’s employment within ninety (90) days prior to or twenty-four (24) months following the consummation of a Change in Control (as defined below) as a result of Executive’s (A) resignation for Good Reason or (B) termination by the Company without Cause.

(ii) For purposes of this Agreement, a ‘Change in Control’ means the occurrence of any one or more of the following:

(A) An effective change of control pursuant to which any person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Company representing fifty percent (50%) or more of the voting power of the Company’s then outstanding stock; provided, however, that a Change in Control shall not be deemed to occur by virtue of any of the following acquisitions: (I) by the Company or any affiliate, (II) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate, (III) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (IV) by any Incumbent Stockholders (as defined below);

(B) Any person or persons acting as a group (in each case, other than any Incumbent Stockholders) acquires beneficial ownership of Company stock that, together with Company stock already held by such person or group, constitutes fifty percent (50%) or more of the total fair market value or voting power of the Company’s then outstanding stock. The acquisition of Company stock by the Company in exchange for property, which reduces the number of outstanding shares and increases the percentage ownership by any person or group to fifty percent (50%) or more of the Company’s then outstanding stock will be treated as a Change in Control;

(C) Individuals who constitute the Board immediately after the Effective Date (the ‘Incumbent Directors’) cease for any reason to constitute at least a majority of the Board during any 12-month period; provided, however, that: (I) any person becoming a director subsequent thereto whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director, provided that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; and (II) a Change in Control shall not be deemed to have occurred pursuant to this paragraph (C) if, after the Board is reconstituted, the Incumbent Stockholders beneficially own stock of the Company representing more than thirty-five percent (35%) of the voting power of the Company’s then outstanding stock; or

(D) Any person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value of at least forty percent (40%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition. For purposes of this section, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, without regard to any liabilities associated with such assets. The event described in this paragraph (D) shall not be deemed to be a Change in Control if the assets are transferred to (I) any owner of Company stock in exchange for or with respect to the Company’s stock, (II) an entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the entity’s total value or total voting power, (III) any person that owns, directly or indirectly, at least fifty percent (50%) of the Company stock, or (IV) an entity in which a person described in (D)(III) above owns at least fifty percent (50%) of the total value or voting power. For purposes of this section, and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets.

(E) For purposes of this definition of Change in Control, the term ‘Incumbent Stockholders’ shall include each and every one of the following: Incorp, LLC; Richard A. Heise, Jr.; Old Willow Partners, LLC; Heise Family 2005 Grantor Retained Annuity Trust; InnerWorkings Series C Investment Partners, LLC; Orange Media, LLC; Baradaran Revocable Trust; Sam Nazarian; Shula Nazarian Torbati; David and Angella Nazarian Family Trust; Anthony R. Bobulinski; Printworks, LLC; Printworks Series E, LLC; Younes & Soraya Nazarian Revocable Trust; Younes Nazarian 2006 Annuity Trust - Printworks; Soraya T. Nazarian 2006 Annuity Trust - Printworks; New Enterprise Associates 11, Limited Partnership; NEA Ventures 2005, Limited Partnership; or any of their respective Affiliates, successors.

In no event will a Change in Control be deemed to have occurred, with respect to Executive, if an employee benefit plan maintained by the Company or an affiliate or Executive is part of a purchasing group that consummates the transaction that would otherwise result in a Change in Control. The employee benefit plan or Executive will be deemed ‘part of a purchasing group’ for purposes of the preceding sentence if the plan or Executive is an equity participant in the purchasing company or group, except where participation is: (I) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (II) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors.

Notwithstanding the foregoing and notwithstanding any less favorable or contrary treatment in an award agreement or other grant documentation with respect to equity-based awards, the vesting of all equity-based awards that are not assumed by a successor company or exchanged for a replacement award on no less favorable economic terms will be fully accelerated as of the effective date of the Change in Control (including immediate vesting at the target level of performance for equity-based awards which would otherwise vest based on performance), and such equity-based awards shall be paid to Executive within thirty (30) days after the effective date of the Change in Control.

(d) Notwithstanding anything to the contrary herein, no payments shall be paid under Sections 4(b)(i), 4(b)(ii) or 4(c) unless and until Executive shall have executed a general release and waiver of claims against the Company, acknowledging Executive’s obligations under Section 7 below, and in a form prescribed by the Company; provided that, such release shall not require Executive to release any rights to Accrued Obligations, rights under the Indemnification Provisions (as defined below), or under this Agreement, and the execution of such general release and waiver shall be a condition to Executive’s rights under Sections 4(b)(i), 4(b)(ii) or 4(c). In addition, if Section 409A of the Code requires that a payment hereunder may not commence for a period of six (6) months following termination of employment, then such payments shall be withheld by the Company and paid as soon as permissible, along with such other monthly payments then due and payable.”

4.	The remaining terms of the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties have executed this Amendment as of April 6, 2015.

INNERWORKINGS, INC.		EXECUTIVE

By:	/s/ Eric D. Belcher	/s/ Ronald C. Provenzano
	Eric D. Belcher	Ronald C. Provenzano
Chief Executive Officer